Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 11, 2026, relating to the consolidated financial statements of REalloys Inc., as of and for the year ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut

June 29, 2026